Exhibit 99.1

Comprehensive Care Corporation Announces Closing of $5 Million Credit Facility

TAMPA, Florida, May 6, 2013 Comprehensive Care Corporation (OTC BB: CHCR), a leading behavioral health, substance abuse and pharmacy management provider for employers, Taft-Hartley health and welfare Funds, and managed care companies, today announced that it has closed a $5 million Senior Secured Credit Facility with TCA Global Credit Master Fund (TCA). Under terms of the agreement, funds will be made available to Comprehensive Care on an as-needed basis, with the initial draw down set at $1 million.

“The Company’s Pharmacy Savings Program is well underway with the Company having already retained the services of several senior sales executives; advanced its negotiations with various union leaders and union locals; signed an agreement with Blasters, Drillers and Miners Union, Local 29, with plans to ‘go live’ with the Company’s new pharmacy program within the next two months; and, retained the services of Colonel Ramon Martinez as the new President of CompCare Pharmacy Solutions, Inc. The traction that the Company’s new pharmacy program is receiving is even better than we expected. We are confident that the faster we are able to roll out the pharmacy program, the more market share we will be able to capture. We view the Credit Facility with TCA as not only an endorsement by them of the validity of our pharmacy program, but also reflective of their belief in management’s ability to execute. We very much appreciate this level of support and are confident in our ability to justify TCA’s and our investors belief in us,” said Clark A. Marcus, Chairman and CEO of CompCare.

“TCA Global Credit Master Fund provides financing to listed companies and private entities to assist them in their growth and allow them to take advantage of the opportunities in their sector,” said Donna Silverman, Managing Director of TCA Fund Management Group. “We had a number of preliminary talks with CompCare’s management team and were initially intrigued by their unique approach towards reducing the ever-rising pharmacy costs in healthcare. We look forward to working with CompCare and watching our financial assistance move them forward in maturing their Pharmacy Savings Program to the greatest extent possible.”

About TCA Global Credit Master Fund

TCA Fund Management Group manages the TCA Global Credit Master Fund and acts as an advisor to countless small companies from its offices in the United States, United

Kingdom, and Australia. TCA Fund is a short duration, absolute return fund specializing in senior secured lending to small, mainly listed companies in the U.S., Canada, Western Europe, and Australia. The team has a level of domestic and cross-border expertise, longstanding experience, and funding innovations, as is reflected in the number of transactions completed. This is a specialist business with an investment approach that fills an important finance gap in many leading markets. TCA Global Credit Master Fund also provides a unique conduit for investors seeking uncorrelated returns in the small cap debt universe. For information about TCA Global Credit Master Fund, please visit: www.trafcap.com.

About Comprehensive Care Corporation

Established in 1969, CompCare provides behavioral health, substance abuse and pharmacy management services for employers, Taft-Hartley health and welfare Funds, and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808 or visit our website at www.compcare.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond CompCare’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, the ability of CompCare to rapidly introduce its new pharmacy cost saving program to the market and maximize its market share with new pharmacy initiatives, the ability of CompCare’s new pharmacy cost-savings program to guarantee a 10% or more reduction in pharmacy costs, the ability of CompCare’s pharmacy program to promote greater medication adherence without restricting access to needed medications, the ability of CompCare’s pharmacy cost-savings program to revolutionize the pharmacy sector of the healthcare industry, CompCare’s ability to provide superior patient care while increasing its business and margins as a result of implementing its pharmacy cost-savings program, the ability to obtain a performance bond on satisfactory terms, the ability of CompCare and its staff to execute its business plan, the ability of CompCare to offer and sell any of its products at a profit, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member pharmacy utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new business, the profitability, if any, from capitated pharmacy contracts or other products, increases or variations in cost of care, seasonality, CompCare’s ability to obtain additional financing, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, w hich are available on its website at www.sec.gov. Any forward-looking statement in this release speaks only as of the date on which it is made. CompCare assumes no obligation to update or revise any forward-looking statements.

Investor Contacts:

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940.262.3584